Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-139864 on Form S-3 of America First Tax Exempt Investors L.P. of our reports dated January 30, 2007, with respect to the financial statements of the properties known as Crescent Village Townhomes Limited Partnership, Eagle Ridge Townhomes Limited Partnership, Meadowbrook Apartments Limited Partnership, Post Wood Townhomes Limited Partnership, Post Wood II Townhomes Limited Partnership and Willow Bend Townhomes Limited Partnership for the years ended December 31, 2006 and 2005 appearing in this Current Report on Form 8-K/A.
/s/ Flagel, Huber, Flagel & Co.
Cincinnati, Ohio
September 7, 2007